Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of Kestra Medical Technologies, Ltd. of our report dated August 28, 2024, except with respect to the matters that raise substantial doubt about the Company’s ability to continue as a going concern discussed in Note 1, as to which the date is December 11, 2024, relating to the financial statements of West Affum Intermediate Holdings Corp., which appears in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Irvine, California

February 26, 2025